Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. TO ACQUIRE
THE NATIONAL BANK & TRUST COMPANY OF SYCAMORE

First Midwest Continues to Expand in Northern Illinois

ITASCA, IL, November 12, 2015 - First Midwest Bancorp, Inc. (“First Midwest”) (NASDAQ NGS: FMBI), headquartered in Itasca, Illinois and the parent company of First Midwest Bank, today announced that it has entered into a definitive agreement to acquire NI Bancshares Corporation (OTCPINK: NIBA), the holding company for The National Bank & Trust Company of Sycamore (“NB&T”), based in Sycamore, Illinois.
NB&T operates ten offices in DeKalb, Kane and LaSalle Counties in northern Illinois, and has approximately $680 million in total assets, $600 million in deposits, of which 89% are core deposits, and $415 million in loans. NB&T also has over $700 million in trust assets under administration.
“We are very excited to announce this transaction and look forward to welcoming the clients and employees of NB&T to First Midwest. For nearly 150 years, NB&T has held an important role in the communities it serves and has developed long-standing relationships with its clients by serving as their valued and trusted financial partner,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. “In addition to expanding our banking presence in the attractive DeKalb County and surrounding markets, this transaction significantly increases our wealth management business, solidifying our position as one of Illinois’ leading wealth management providers.”
“We are extremely pleased to join the First Midwest family,” said Michael A. Cullen, President and Chief Executive Officer of NI Bancshares Corporation. “NB&T and First Midwest share a similar culture as well as a shared vision and understanding of community banking, with an emphasis on responding quickly and effectively to meet client needs. We look forward to offering our clients a broader array of commercial, retail, wealth management and private banking products and services, and are confident this local partnership will benefit our stockholders, clients, employees and communities.”
Upon closing of the transaction, Mike Cullen will serve as Regional President of DeKalb County for First Midwest.
The merger consideration will be a combination of First Midwest stock and cash, with an overall transaction value of $70 million. The acquisition is subject to customary regulatory approvals, NI Bancshares Corporation’s stockholder approval and certain closing conditions, and is presently anticipated to close during the first quarter of 2016.

First Midwest Bancorp, Inc. | One Pierce Place | Suite 1500 | Itasca | Illinois | 60143

Other Information
First Midwest will file a Current Report on Form 8-K on November 12, 2015 that will provide additional information relating to this transaction and certain other matters.
About First Midwest
First Midwest is a relationship-focused financial institution and one of Illinois’ largest independent publicly-traded bank holding companies. First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of business, middle market and retail banking as well as wealth management and private banking services through over 100 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest was recognized as having the “Highest Customer Satisfaction with Retail Banking in the Midwest, Two Years in a Row”* according to the J.D. Power 2014 and 2015 Retail Banking Satisfaction StudiesSM. First Midwest’s website is www.firstmidwest.com.
About NB&T
NB&T is a wholly-owned subsidiary of NI Bancshares Corporation and maintains its principal executive offices in Sycamore, Illinois. NB&T is a client-focused bank that serves local businesses and individuals through a full range of services including business and retail banking, trust and wealth management, farm management and financial planning. It provides these financial services through ten banking locations throughout DeKalb, LaSalle and Kane Counties in Illinois. For more information about NB&T, please access its website at www.banknbt.com.
Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as “may,” “might,” “will,” “would,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “probable,” “potential,” “possible,” “target,” “continue,” “look forward,” or “assume” and words of similar import. Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. Forward-looking statements are not guarantees of future performance, and First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this press release, and First Midwest undertakes no obligation to update any forward-looking statements contained in this press release to reflect new information or events or conditions after the date hereof.
Forward-looking statements are subject to certain risks, uncertainties and assumptions, including, but not limited to: expected synergies, cost savings and other financial or other benefits of the proposed transaction between First Midwest and NI Bancshares Corporation (“NIBA”) might not be realized within the expected timeframes or might be less than projected; the requisite stockholder and regulatory approvals for the proposed transaction between First Midwest and NIBA might not be obtained; credit and interest rate risks associated with First Midwest’s and NIBA’s respective businesses, customer borrowing, repayment, investment and deposit practices, and general economic conditions, either nationally or in the market areas in which First Midwest and NIBA operate or anticipate doing business, may be less favorable than expected; new regulatory or legal requirements or obligations; and other risks, uncertainties and assumptions identified under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and

First Midwest Bancorp, Inc. | One Pierce Place | Suite 1500 | Itasca | Illinois | 60143

Results of Operations” in First Midwest’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as First Midwest’s subsequent filings made with the Securities and Exchange Commission (the “SEC”). However, these risks and uncertainties are not exhaustive. Other sections of such reports describe additional factors that could impact First Midwest’s business and financial performance and pending or consummated acquisition transactions, including the proposed acquisition of NIBA.
Additional Information for Stockholders
The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of First Midwest and NIBA, First Midwest will file a registration statement on Form S-4 with the SEC. The registration statement will include a proxy statement of NIBA, which also will constitute a prospectus of First Midwest, that will be sent to the stockholders of NIBA. Stockholders are advised to read the registration statement and proxy statement/prospectus when it becomes available because it will contain important information about First Midwest, NIBA and the proposed transaction. When filed, this document and other documents relating to the transaction filed by First Midwest can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing First Midwest’s website at www.firstmidwest.com under the tab “Investor Relations” and then under “SEC Filings.” Alternatively, these documents can be obtained free of charge from First Midwest upon written request to First Midwest Bancorp, Inc., Attn: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143 or by calling (630) 875-7463, or from NIBA upon written request to NI Bancshares Corporation, Attn: Michael A. Cullen, President and Chief Executive Officer, 230 W. State Street, Sycamore, Illinois 60178 or by calling (815) 895-2125.
Participants in this Transaction
First Midwest, NIBA and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from NIBA stockholders in connection with the proposed transaction between First Midwest and NIBA under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about First Midwest and its directors and certain of its officers may be found in First Midwest’s definitive proxy statement relating to its 2015 Annual Meeting of Stockholders filed with the SEC on April 14, 2015. This definitive proxy statement can be obtained free of charge from the SEC’s website at www.sec.gov.

First Midwest Bancorp, Inc. | One Pierce Place | Suite 1500 | Itasca | Illinois | 60143

CONTACTS:

Paul F. Clemens	James M. Roolf
(Investors)	(Media)
EVP and Chief Financial Officer	SVP and Corporate Relations Officer
(630) 875-7347	(630) 875-7533
paul.clemens@firstmidwest.com	jim.roolf@firstmidwest.com

* First Midwest Bank received the highest numerical score among retail banks in the Midwest region in the proprietary J.D. Power 2014 and 2015 Retail Banking Satisfaction StudiesSM. The 2015 study is based on 82,030 total responses measuring 20 providers in the Midwest region (IA, IL, KS, MO, WI) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed April 2014 - February 2015. Your experiences may vary. Visit jdpower.com.

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First Midwest Bancorp, Inc. | One Pierce Place | Suite 1500 | Itasca | Illinois | 60143